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                                                                    Exhibit 4(e)

                      Section 403(b) Annuity Endorsement

      Made a part of the [contract][certificate] to which it is attached


The [contract][certificate] will be governed by this endorsement and Section 403(b) of the code annuity rules and any contrary provisions in the [contract][certificate] are amended as follows.


MAXIMUM PURCHASE PAYMENTS

1. Total and overall limitations on purchase payments in a calendar year for a participant are subject to the limits imposed under Sections 402(g), 403(b) and 415 of the code, as it may be amended from time to time. We assume no responsibility under this contract for monitoring these limits for a participant. Purchase payments in excess of such amounts and earnings on such purchase payments may be distributed upon request by the contractowner and the participant as permitted by law.

CHARACTERIZATION OF TRANSFER PURCHASE PAYMENTS

2. For all purchase payments transferred from another contract, other than Lincoln Life, we must be provided with the following information in a form acceptable to us:

    . The source of the purchase payment transferred; for example, salary reduction, employer match or post-tax contributions. We will record all such transferred amounts where no source information is provided as salary reduction contributions.

    . Identification of purchase payments transferred as either contributions made or earnings credited:

        a.  prior to January 1, 1987:
        b.  during 1987 and 1988; or
        c.  subsequent to December 31, 1988.

    Purchase payments not properly identified will be treated as contributions attributable to c. for purposes of Sections 3 and 4.

WITHDRAWAL REQUIREMENTS FOR Section 403(b) PLANS

3.  Withdrawal requests for participants under Section 403(b) plans subject to
    ERISA: The contractowner must make withdrawal requests on behalf of participants. All withdrawal requests will require the contractowner's written authorization and written documentation specifying the portion of a participant's account value which is available for distribution to the participant.

Form 28867 5/98
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  Withdrawal requests for participants under Section 403(b) plans not subject to
  ERISA: Participants must certify to us and provide supporting information, if requested, that an event permitting withdrawal has occurred and we may rely on such representation in granting the withdrawal request. Any portion of a participant's account value that has been recorded by us as a salary reduction purchase payment made and/or earnings credited prior to January 1, 1989, including transferred amounts recorded as such pursuant to Section 2, may be withdrawn for any reason. Any portion of a participant's account value that has been recorded by us as a salary reduction purchase payment made and/or earnings credited after December 31, 1988, including transferred amounts recorded as such pursuant to Section 2, are subject to the withdrawal restrictions stated in Section 403(b) of the code.

MINIMUM DISTRIBUTION REQUIREMENTS FOR Section 403(b) PLANS

4. Section 403(b)(10) of the code and regulations thereunder require that distributions be made from the contract in a manner which satisfies requirements similar to the requirements of Section 401(a)(9) of the code including the incidental death benefit requirements of Section 401(a)(9)(G) of the code.

   We assume no responsibility for monitoring withdrawals, mandating distributions or insuring compliance with Section 401(a)(9) of the code.

NONTRANSFERABLE

5. The participant's interest in this contract is nontransferable within the meaning of Section 401(g) of the code. This contract or the participant's interest in this contract may not be sold, assigned, discounted, or pledged as collateral for a loan and may not be alienated except under the terms of a qualified domestic relations order within the meaning of Section 414(p) of the code.

DIRECT TRANSFERS

6. Direct transfers to another arrangement may be made only as permitted by applicable law.

DIRECT ROLLOVER

7. Account values may be directly rolled over to an individual retirement account described in Section 408(a) of the code or another annuity described in Section 403(b) of the code in accordance with Section 403(b)(10) of the code in the time and manner prescribed by us.

DISTRIBUTION OF CUSTODIAL ACCOUNT CONTRIBUTIONS

8. Purchase payments transferred from any plan or arrangement subject to Section 403(b)(7)(A)(ii) of the code will continue to be subject to the restrictions of Section 403(b)(7)A)(ii) of the code.

Form 28867 5/98
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The contractowner represents that it is an eligible organization described in
Section 403(b)(1)(A) of the code and that the plan or arrangement meets the requirements of Section 403(b) of the code.

We reserve the right to amend or modify the contract or this endorsement to the extent necessary to comply with any law, regulations, ruling or other requirement necessary to establish or maintain the tax advantages under Section 403(b) of the code.



                    Lincoln National Life Insurance Company



                   Patrick Wiltshire, Second Vice President

Form 28867 5/98